UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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NIKE, Inc.

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NIKE, INC.

SUPPLEMENT TO PROXY STATEMENT

September 9, 2011

On July 26, 2011, NIKE, Inc. (“NIKE” or the “Company”) filed with the Securities and Exchange Commission a definitive proxy statement (the “Proxy Statement”) in connection with its 2011 Annual Meeting of Shareholders. The following supplemental information is being made available to shareholders of NIKE on September 9, 2011.

On September 9, 2011, NIKE engaged Georgeson to assist with solicitation of proxies in favor of the re-election of Dr. Phyllis Wise as a director of NIKE, at an estimated cost of $8,000. NIKE has provided Georgeson the following talking points for use in connection with the solicitation:

•	Dr. Phyllis Wise, who has been a key NIKE Board member for 2 years, is up for annual re-election as a director.

•	She has demonstrated her value to the Board in the areas of social and sustainability initiatives and innovation that have proved critical to the Company’s consumers.

•	She serves a pivotal role on the NIKE Board, and the Corporate Responsibility Committee, and the Company expects that she will continue to do so.

•

Dr. Wise has an impressive academic and research background. She was recently selected to become Chancellor of the University of Illinois Urbana-Champaign campus, and Vice President of the University. Prior to that she was Provost and Executive Vice President of the University of Washington.

•

NIKE recently learned that some proxy advisory firms have recommended a “withhold” vote for Dr. Wise only because she attended 70% of the Board and Committee meetings last year. They listed no other reasons.

•

The Board believes there were unusual and temporary circumstances last year that caused conflicts with a few NIKE Board meetings. Dr. Wise was appointed Interim President of the University of Washington, and undertook additional responsibilities, while the University sought a successor president. Her responsibilities included attending meetings of the Board of Regents of the University during that time. A few of those conflicted with NIKE Board or committee meetings.

•	The Company believes it was a highly unusual and temporary situation, and the NIKE Chairman excused her from those few meetings.

•	Accordingly, the Board of Directors recommends that shareholders vote FOR her re-election to the Board.